CONFIRMING STATEMENT

 This statement confirms that Christopher P. Marshall ("Filer") has authorized and designated Robert C. Bensky,

Carla S. Newell, Patrick D. Reilly and Frederic D. Fenton to execute and file on the Filer's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the Filer may be required to file with the U.S. Securities and Exchange Commission as a result of the Filer's ownership of or transactions in securities of XATA Corporation.  The authority of Robert C. Bensky, Carla S. Newell, Patrick D. Reilly and Frederic D. Fenton under this statement shall continue until the Filer is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of XATA Corporation, unless revoked in writing.  The Fileracknowledges that Robert C. Bensky, Carla S. Newell, Patrick D. Reilly and Frederic D. Fenton

are not assuming any of the Filer's responsibilities to comply with Section 16 of the Securities

Exchange Act of 1934.

Date:  December 8, 2009

                                s/  Christopher P. Marshall

         Christopher P. Marshall